===============================================================================

                                                /------------------------------/
                                                /        OMB APPROVAL          /
                                                /------------------------------/
                                          \     / OMB Number:        3235-0104 /
EDIT OR DELETE AS NECESSARY----------------     / Expires:  September 30, 1998 /
                                          /     / Estimated average burden     /
                                                / hours per response...... 0.5 /
                                                /------------------------------/


+--------+
| FORM 3 |          U.S. SECURITIES AND EXCHANGE COMMISSION
+--------+                  WASHINGTON, D.C. 20549

            INITIAL STATEMENT OF BENEFICIAL OWNERSHIP OF SECURITIES

    Filed pursuant to Section 16(a) of the Securities Exchange Act of 1934,
      Section 17(a) of the Public Utility Holding Company Act of 1935 or
              Section 30(f) of the Investment Company Act of 1940

(Print or Type Responses)

--------------------------------------------------------------------------------
1.  Name and Address of Reporting Person*

       Lindenfeld                    Stan                             M
    ----------------------------------------------------------------------------
        (Last)                      (First)                        (Middle)

       c/o Total Renal Care Holdings, Inc. 21250 Hawthorne Blvd.
    ----------------------------------------------------------------------------
                                   (Street)

       Torrance                        CA                            90503
    ----------------------------------------------------------------------------
        (City)                      (State)                           (Zip)


2.  Date of Event Requiring Statement (Month/Day/Year)                 3/99
                                                                  --------------

3.  IRS Identification Number of Reporting Person if an Entity
    (Voluntary)
                --------------

4.  Issuer Name and Ticker or Trading Symbol  Total Renal Care Holdings, Inc.
                                              -------------------------------
                                              (TRL)
                                              -----

5.  Relationship of Reporting Person(s) to Issuer (Check all applicable)

    [ ] Director    [x] Officer             [ ] 10% Owner    [ ] Other
                        (give title below)                       (specify below)

    Senior Vice President, Quality Management and Chief Medical Officer
    ----------------------------------------------------------------------------

6.  If Amendment, Date of Original (Month/Day/Year)
                                                    ----------------------------
7.  Individual or Joint Group Filing (Check Applicable Line)

      x  Form Filed by One Reporting Person
    ----
    ____ Form filed by More than One Reporting Person

             TABLE I--NON-DERIVATIVE SECURITIES BENEFICIALLY OWNED

--------------------------------------------------------------------------------
1. Title           2. Amount of         3. Ownership Form:  4. Nature of
   of                 Securities Bene-     Direct (D) or       Indirect Bene-
   Security           ficially Owned       Indirect (I)        ficial Ownership
   (Instr. 4)         (Instr. 4)           (Instr. 5)          (Instr. 5)
--------------------------------------------------------------------------------

--------------------------------------------------------------------------------
   Common Stock         17,300                   D
--------------------------------------------------------------------------------

--------------------------------------------------------------------------------

--------------------------------------------------------------------------------

--------------------------------------------------------------------------------

--------------------------------------------------------------------------------

--------------------------------------------------------------------------------

--------------------------------------------------------------------------------

--------------------------------------------------------------------------------

--------------------------------------------------------------------------------

--------------------------------------------------------------------------------

--------------------------------------------------------------------------------

Reminder: Report on a separate line for each class of securities beneficially owned directly or indirectly.

              TABLE II--DERIVATIVE SECURITIES BENEFICIALLY OWNED
        (e.g., puts, calls, warrants, options, convertible securities)

------------------------------------------------------------------------------------------------------------------------------------
 1. Title of Derivative        2. Date Exer-    3. Title and Amount of Securities   4. Conversion   5. Ownership   6. Nature of In-
    Security (Instr. 4)           cisable and      Underlying Derivative Security      or              Form of        direct Bene-
                                  Expiration       (Instr. 4)                          Exercise        Derivative     ficial
                                  Date                                                 Price           Security:      Ownership
                                  (Month/Day/                                          of              Direct (D)     (Instr. 5)
                                  Year)                                                Derivative      or In-
                              ----------------------------------------------------     Security        direct (I)
                               Date      Expira-                        Amount or                      (Instr. 5)
                               Exer-     tion            Title          Number of
                               cisable   Date                           Shares
------------------------------------------------------------------------------------------------------------------------------------

------------------------------------------------------------------------------------------------------------------------------------
 Options (16b-3 Plan)          (1)    12/13/04       Common Stock       20,833       $    0.90             D
------------------------------------------------------------------------------------------------------------------------------------

------------------------------------------------------------------------------------------------------------------------------------
 Options (16b-3 Plan)          (2)     4/24/07       Common Stock       53,583       $   18.75             D
------------------------------------------------------------------------------------------------------------------------------------

------------------------------------------------------------------------------------------------------------------------------------
 Options (16b-3 Plan)          (2)     4/24/07       Common Stock       83,333       $   18.75             D
------------------------------------------------------------------------------------------------------------------------------------

------------------------------------------------------------------------------------------------------------------------------------
 Options (16b-3 Plan)          (1)     4/24/07       Common Stock       58,333       $   18.75             D
------------------------------------------------------------------------------------------------------------------------------------

------------------------------------------------------------------------------------------------------------------------------------
 Options (16b-3 Plan)          (1)     2/27/08       Common Stock      150,000       $   32.1875           D
------------------------------------------------------------------------------------------------------------------------------------

-----------------------------------------------------------------------------------------------------------------------------------
 Options (16b-3 Plan)          (1)     3/11/09       Common Stock      200,000       $    9 1/16           D
-----------------------------------------------------------------------------------------------------------------------------------
Explanation of Responses:




(1)  Twenty-five percent of the options vest each year on the anniversary of the date of the grant.
(2)  Thirty-three and one third of the options vest each year on the anniversary of the date of grant.

**Intentional misstatements or omissions of facts constitute Federal Criminal Violations. See 18 U.S.C. 1001 and 15 U.S.C. 78ff(a).

Note: File three copies of this Form, one of which must be manually signed. If space is insufficient, See Instruction 6 for procedure.

Potential persons who are to respond to the collection of information contained in this form are not required to respond unless the form displays a currently valid OMB Number.

                              /s/ Stan M. Lindenfeld           March 23, 1999
                              -------------------------------  --------------
                              **Signature of Reporting Person        Date